    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 29, 2002
                                                     REGISTRATION NO. 333-73900
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------

                                AMENDMENT NO. 1
                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------
                                e-CENTIVES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
              DELAWARE                                52-1988332
    (STATE OR OTHER JURISDICTION                   (I.R.S. EMPLOYER
 OF INCORPORATION OR ORGANIZATION)                IDENTIFICATION NO.)

                         6901 ROCKLEDGE DRIVE, 7TH FLOOR
                            BETHESDA, MARYLAND 20817
                                 (240) 333-6100
          (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                 ---------------
                               JASON R. KARP, ESQ.
                       VICE PRESIDENT AND GENERAL COUNSEL
                                e-CENTIVES, INC.
                         6901 ROCKLEDGE DRIVE, 7TH FLOOR
                            BETHESDA, MARYLAND 20817
                                 (240) 333-6100
       (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)
                                 ---------------
                                   COPIES TO:
                              NORMAN B. ANTIN, ESQ.
                              JEFFREY D. HAAS, ESQ.
                            KELLEY DRYE & WARREN LLP
                           8000 TOWERS CRESCENT DRIVE
                                   SUITE 1200
                             VIENNA, VIRGINIA 22182
                                 (703) 918-2300
                                 ---------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this registration statement becomes effective.
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]




                                                  CALCULATION OF REGISTRATION FEE
======================================== =================== ================== ========================== ======================
   TITLE OF EACH CLASS OF SECURITIES        AMOUNT TO BE     PROPOSED MAXIMUM       PROPOSED MAXIMUM             AMOUNT OF
           TO BE REGISTERED                  REGISTERED       OFFERING PRICE    AGGREGATE OFFERING PRICE(1)  REGISTRATION FEE
                                                               PER SHARE (1)
---------------------------------------- ------------------- ------------------ -------------------------- ----------------------
Common stock, par value $0.01 per
share...................................     40,000,000            $0.66               $26,400,000                 $2,429(2)
======================================== =================== ================== ========================== ======================


(1) Estimated solely for the purpose of calculating the registration fee, on the basis of the average of high and low prices of the Registrant's common stock on the SWX New Market of the SWX Swiss Exchange on January 22, 2002, and in accordance with Rule 457 under the Securities
    Act of 1933, assuming an exchange rate of 1.625 Swiss francs (CHF) per one U.S. Dollar (USD) as of October 1, 2001.


(2) Paid by wire transfer on or before the date hereof, and recalculated pursuant to H.R. 1088, "The Investor and Capital Markets Fee Relief Act."

                                 ---------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                             DATED JANUARY 29, 2002
                                RESALE PROSPECTUS

                              [e-CENTIVES GRAPHIC]

                                e-CENTIVES, INC.
  (a stock corporation under the laws of the United States, State of Delaware)

                                40,000,000 Shares

                                 of Common Stock

                          USD 0.01 PAR VALUE PER SHARE

                                 ---------------



         This prospectus relates to the possible offer and sale from time to time of up to 40,000,000 shares of common stock, by the selling stockholders identified in this prospectus. The shares to be sold consist of the following:




o 12,400,000 shares issued to existing stockholders by us pursuant to a rights offering. In connection with such rights offering, we granted the existing holders of our common stock the right to purchase one share of common stock for each share held as of August 31, 2001.

o 7,600,000 shares issued by us as part of the rights offering pursuant to standby share purchase agreements for a subscription price of CHF 2.00 (USD 1.23).

o 20,000,000 shares to be issued upon conversion of our Series A Convertible Preferred Stock, which preferred stock was issued to purchasers that participated in the rights offering.





         We will not receive any proceeds from the sale of these shares.





         Our common stock has been listed on the SWX New Market of the SWX Swiss Exchange under the symbol "ECEN" since our initial public offering in October 2000. On January 22, 2002, the last reported sale price of our common stock on the SWX New Market was CHF 1.15 or approximately USD 0.71 per share.(1) There is no public market for our common stock in the United States.



                                 ---------------

         INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE RISK FACTORS BEGINNING ON PAGE 5 BEFORE MAKING AN INVESTMENT DECISION.
                                 ---------------



         See page 21 for a table listing the selling stockholders and setting forth certain information with respect to each selling stockholder.





         The selling stockholders may offer and/or sell the shares of our common stock to the public, directly or indirectly, through brokers or dealers, in privately negotiated transactions or otherwise for fixed prices, prevailing market prices or negotiated prices. See "Plan of Distribution" beginning on page 22 for a more detailed discussion of the intended methods of sale.



         NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, ANY SECURITIES COMMISSION, NOR ANY SWISS FEDERAL OR CANTONAL GOVERNMENTAL AUTHORITY HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                The date of this prospectus is January 29, 2002.



--------
(1) Unless otherwise indicated in this prospectus, all references, comparisons or calculations of Swiss Francs (CHF) to United States Dollars
(USD) will assume an exchange rate of CHF 2.00 = USD 1.23.

                                TABLE OF CONTENTS


                                                                                                      PAGE


WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT US......................................................1

ABOUT THE REGISTRATION STATEMENT........................................................................1

INFORMATION INCORPORATED BY REFERENCE...................................................................1

E-CENTIVES, INC.........................................................................................3

RISK FACTORS............................................................................................6

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS......................................................18

USE OF PROCEEDS........................................................................................19

DESCRIPTION OF PREFERRED STOCK.........................................................................19

SELLING STOCKHOLDERS...................................................................................20

PLAN OF DISTRIBUTION...................................................................................22

LEGAL PROCEEDINGS......................................................................................24

DETERMINATION OF THE SUBSCRIPTION PRICE................................................................24

RELATED PARTY TRANSACTIONS.............................................................................25

LEGAL MATTERS..........................................................................................26

EXPERTS................................................................................................26

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION......................................F-1

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS.....................................................II-1


         We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, the information and representations contained in this prospectus or in any of the materials that we have incorporated into this prospectus. If anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

               WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT US



         We have filed with the Securities and Exchange Commission ("SEC") a registration statement on Form S-3, including the exhibits and schedules of such registration statement, under the Securities Act of 1933, as amended (the "Securities Act") to register shares of our common stock. This prospectus does not contain all the information set forth in the registration statement. For further information about us and the common stock to be registered, please refer to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete, and in each instance you should refer to the copy of the contract, agreement or other document filed as an exhibit to the registration statement.



         We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may read and copy any of the information we file with the SEC at the SEC's public reference rooms at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can also obtain copies of filed documents by mail from the Public Reference Section of the SEC at room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. You may call the SEC at l-800-SEC-0330 for further information on the operation of the public reference rooms. We file information electronically with the SEC. Our SEC filings also are available from the SEC's Internet site at HTTP://WWW.SEC.GOV, which contains reports, proxy and information statements, and other information regarding issuers that file electronically.



                       ABOUT THE REGISTRATION STATEMENT

         This prospectus relates to the possible offer and sale from time to time of 40,000,000 shares of our common stock by various selling stockholders. The shares to be sold consist of 20,000,000 shares of currently outstanding common stock and 20,000,000 shares of common stock to be issued upon conversion of our Series A Convertible Preferred Stock. We will not receive any proceeds from the sale of such shares.

         Of the shares covered by the registration statement of which this prospectus is a part, 20,000,000 shares were issued in connection with a rights offering and up to 20,000,000 shares will be issued in connection with conversion of our Series A preferred stock.


                      INFORMATION INCORPORATED BY REFERENCE


         We incorporate by reference the documents listed below and any future filings made by us with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 from the date of the initial filing of the registration statement of which this prospectus is part until the time that the selling stockholders sell all the common stock offered by this prospectus. The information incorporated by reference is considered to be part of this prospectus, and supersede this information from the date of the filing of such information. The documents that we are incorporating by reference are as follows:


        o Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000;
        o Our Quarterly Report on Form 10-Q for the quarter ended March 31,
          2001;
        o Our Quarterly Report on Form 10-Q for the quarter ended June 30,
          2001;
        o Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001;
        o Our Current Report on Form 8-K filed on January 24, 2001;
        o Our Current Report on Form 8-K filed on April 11, 2001, as amended on June 11, 2001;

        o Our Current Report on Form 8-K filed on December 18, 2001, as amended on January 3, 2002;
        o Our Preliminary Schedule 14C Information Statement filed on December 19, 2001;
        o Our Definitive Schedule 14C Information Statement filed on December 31, 2001;

        o Our Proxy Statement filed August 2, 2001 relating to our 2001 Annual Meeting of the Stockholders, as amended on August 8, 2001 and September 5, 2001; and
        o The description of our common stock contained in our Registration Statement on Form S-1 filed on July 3, 2001, as amended on July 20, 2001.

         Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

         You can obtain any of the documents incorporated by reference in this prospectus from us, or from the SEC through the SEC's Internet world wide web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

                                    e-centives, Inc.
                                    Attention:  General Counsel
                                    6901 Rockledge Drive, 7th Floor
                                    Bethesda, Maryland 20817
                                    (240) 333-6100

                                E-CENTIVES, INC.

         We provide Internet-based direct marketing and distributed commerce infrastructure technologies and services. Our direct marketing system enables marketers to access a database of consumers across the web sites of our network partners and by e-mail. Our commerce system provides a comprehensive product search, price comparisons and merchandising services, including the underlying technologies to collect and organize vast amounts of electronic product information from online merchants and publishers of comparative product information. Our outsourced e-mail technology allows businesses to cost-effectively conduct e-mail marketing without having to acquire or develop their own e-mail infrastructure.

         We provide an online direct marketing system that enables marketers to access consumers by e-mail and across the web sites of our network partners. Our system allows marketers to offer a wide range of promotions for products and services in which consumers have expressed interest. These promotions can include, among others, digital coupons, sales notices, free shipping offers, minimum purchase discounts and repeat purchase incentives. We call these online promotions e-centives.



         We developed a web-based application that enables consumers to register to receive e-centives at our network partners' web sites or through our web site, www.e-centives.com. Our members provide demographic information and indicate interests in product categories in return for e-centives targeted to their shopping preferences. We create an online account for each member, which can be accessed on the web site of the network partner through which they joined and on our web site. If they prefer, members can elect to receive e-centives by e-mail. We also offer technology to our marketers that automatically recognizes our members when they enter the marketer's web site, and highlights and applies relevant e-centives during the shopping and purchase process. During the year ended December 31, 2000, we delivered e-centives for over 190 marketers, and during the year ended December 31, 2001, we delivered e-centives for over 70 marketers. These marketers include OfficeMax, Dell Computers, E*Trade, Northwest Airlines, Gateway, SmarterKids.com and Tupperware.



         Our network partners include high-traffic portal, community and content web sites, such as Classmates and iVillage.com. We provide a web-based application to our network partners that enables them to offer e-centives accounts and promotions to their users on a co-branded basis, maintaining the look and feel of the network partner's web site. We thereby enable our network partners to incorporate a new member benefit into their web site without the costs and challenges of building and maintaining their own direct marketing system. We believe these relationships enable us to expand our database of consumers, provide convenient access for our members and attract new marketers to our system.



         As of December 31, 2001, we maintained approximately 12.0 million e-centives accounts. Although we keep our members' identities confidential, we analyze our database of demographic and preference information with sophisticated tracking and data analysis to help our marketers execute more effective promotional campaigns. We believe our combination of network partners, marketers and members across a network of web sites creates a robust infrastructure for offering targeted promotions over the Internet.



        o MARKETER BENEFITS. Our technology enables us to deliver targeted promotions for our marketers based on the demographic and purchase preference information of our members. We also offer technology to our marketers that automatically recognizes our members when they enter the marketer's website, and highlights and applies relevant e-centives when members purchase items online.

        o NETWORK PARTNER BENEFITS. We provide our network partners with a web-based software application that can be integrated into their web sites which allows them to offer a new service to their users. We also provide our network partners with a new revenue stream. We compensate our network partners for members we acquire through their web sites either by paying a fee for new members or by paying a percentage of the revenue we generate from the delivery of e-centives to new members or both.

        o MEMBER BENEFITS. We seek to deliver relevant offers to our members based on the demographic and purchase preference information they provide us. All e-centives delivered to members, including those delivered by e-mail, are stored in the member's personal account organizer where they can be easily accessed. We do not disclose any individual member information to third parties and all information in our member databases is digitally encoded, anonymous and secure to maintain the privacy of our members.



         We provide our commerce technologies and services on a global basis to portals, Internet service providers, community and content web sites, including AT&T, Washingtonpost.com and Quicken.com in the United States, Vizzavi in Europe, and NTT in Japan. Our commerce system incorporates millions of products from hundreds of merchants, and a variety of other information such as product specifications, that allow Internet users to make more informed purchase decisions. Similar to our direct marketing system, we provide our commerce technologies and services to operators of Internet sites and wireless applications who can, in turn, provide these commerce services through their sites and services to end users.



         We recently began offering e-mail marketing technology services to businesses. These services will allow companies to outsource their e-mail marketing campaigns to us. This solution will allow businesses to cost-effectively conduct e-mail marketing without having to acquire or develop their own e-mail infrastructure and manage the process. Our outsourced e-mail marketing solution consists of list management and hosting, strategy and creative services, e-mail delivery and management, and tracking and analysis services. Our e-mail marketing system is designed to help build an ongoing, personalized dialogue with the client's intended audience and maximize effectiveness through targeting and testing.

RECENT DEVELOPMENTS






RIGHTS OFFERING

         We granted each holder of our common stock as of August 31, 2001 the right to purchase one share of our common stock for each share of common stock held of record on that date, and offered any remaining shares to certain standby purchasers. This rights offering consisted of 20,000,000 shares of our common stock at a subscription price of CHF 2.00 (USD 1.23) per share. As of October 19, 2001, we closed this CHF 40,000,000 (approximately USD 24,600,000) rights offering with subscriptions for all 20,000,000 shares.

         Each subscriber in the rights offering has received, for no additional consideration, based upon such subscriber's participation in the rights offering, a pro-rata portion of 2,000,000 shares of our Series A Convertible Preferred Stock (convertible on a 10-for-1 basis into 20,000,000 shares of common stock under certain circumstances). See "Description of Preferred Stock" beginning on page 19 for a more detailed discussion of Series A Convertible Preferred Stock.

         As part of the rights offering, we sold shares of our common stock to Venturetec, Inc., InVenture, Inc., and Pine, Inc. Peter Friedli, one of our stockholders and directors, serves as the President of InVenture, Inc., Pine, Venturetec and its parent corporation, New Venturetec AG. See "Related Party Transactions" on page 25 for a further discussion.



         We issued a global share certificate representing all the shares purchased in the rights offering after the closing, which shares shall be held in escrow for a period of approximately four (4) months from the date of closing, during which time such shares shall not be tradable. No physical share certificates will be issued by us or delivered to the subscribers in the rights offering. Once such shares are registered with the U.S. Securities and Exchange Commission and properly listed with the SWX New Market, such shares shall be released to the respective subscribers.

         swissfirst Bank, AG and certain affiliate entities ("swissfirst") acted as our financial advisor and limited placement agent in connection with the rights offering pursuant to a Mandate Agreement between us and swissfirst. For effecting arrangements with purchasers under the rights offering, we agreed to pay swissfirst a fee of 6.5% of the total sales under the offering made by them to investors with whom swissfirst had directly and actively engaged in sales and marketing efforts for the purpose of placing shares in the rights offering ("direct placement efforts"). For those sales that swissfirst did not utilize direct placement efforts, the commission is 2.0%. In addition, swissfirst will be paid a 0.5% handling fee based upon all funds raised in this rights offering actually received by swissfirst and held for our benefit, provided that there shall be no such handling fee paid on funds raised by our board of directors and their affiliates.

         In addition, we engaged Friedli Corporate Finance, Inc., a venture capital firm of which one of our shareholders and directors, Peter Friedli, is the principal, to support us in connection with the rights offering. In connection with this support, we have agreed to extend the consulting agreement with Friedli Corporate Finance for 3 years and to reimburse Friedli Corporate Finance up to USD 100,000 in expenses for such rights offering support.

                                  RISK FACTORS

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS, INCLUDING THE FINANCIAL STATEMENTS AND RELATED NOTES, BEFORE DECIDING TO INVEST IN SHARES OF OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS OR UNCERTAINTIES ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS WOULD LIKELY SUFFER. IN THAT EVENT, THE MARKET PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR COMMON STOCK.


                          RISKS RELATED TO OUR BUSINESS

WE HAVE INCURRED NET LOSSES SINCE INCEPTION, EXPECT CONTINUING LOSSES AND MAY NEVER ACHIEVE PROFITABILITY IN THE FUTURE.

         To date, we have not been profitable. We did not begin to generate revenues until the third quarter of 1999. As of September 30, 2001, we had an accumulated deficit of approximately USD 81.1 million. We incurred net losses in 2000, 1999 and 1998 of USD 29.9 million, USD 16.2 million and USD 4.6 million, respectively, and we incurred net losses for the nine months ended September 30, 2001 of USD 26.5 million. We expect to continue to incur significant net losses and negative cash flow for the foreseeable future. We expect to spend significant financial resources to expand our business. We do not know when or if we will become profitable. If we cannot achieve operating profitability or positive cash flows from operating activities, our stock price may decline and we may be unable to continue our operations.

THE RECENT DOWNTURN IN THE INTERNET SECTOR HAS AND WILL CONTINUE TO ADVERSELY AFFECT OUR BUSINESS AND RESULTS OF OPERATIONS.

         In 2000, the Internet industry in which we operate began experiencing serious downward trends in financial results, business growth and in the capital markets. The downward trends have been exacerbated in 2001. The downward trends have resulted in Internet companies spending less on advertising and marketing. This has resulted in a significant decrease in the demand for our primary products and services, such as the COMMERCE ENGINE, PROMOMAIL and PROMOCOMMERCE, due to the fact that many of our clients are Internet companies. We cannot assure you that the demand for our products and services will increase. If demand for our products and services does not increase, our results of operations will continue to suffer and we will need to rely on our other product lines or find alternative ways to generate revenue and grow our business.

OUR ACQUISITION OF THE COMMERCE DIVISION HAS RESULTED IN A SIGNIFICANT INCREASE IN OUR FIXED COSTS AND WE MAY NOT REALIZE THE INTENDED BENEFITS OF THE ACQUISITION.

         In March 2001, we completed the acquisition of the Commerce Division of Inktomi Corporation. Through this acquisition, we originally added approximately 70 new employees and our monthly expenses increased by approximately USD 1.5 million per month. As of September 30, 2001, the Commerce Division had 52 employees and incurred approximately USD 1.1 million in monthly expenses. Although we knew that the business of the Commerce Division as operated by Inktomi was slowing, the business deteriorated more rapidly prior to the closing than we expected, due to the termination of several major contracts that we would have acquired. Therefore, this acquisition has resulted in a significant increase in our expenses without the corresponding increase in our revenues that we had expected. We may spend significant time and resources trying to increase the base of large customers and to realize the intended benefits of the acquisition. We cannot assure you that these efforts will be successful.

WE MAY NOT SUCCESSFULLY INTEGRATE AND MANAGE THE COMMERCE DIVISION OF INKTOMI OR ANY OTHER BUSINESS WE ACQUIRE AND FACE ADDITIONAL DIFFICULTIES IN ACHIEVING THE INTENDED BENEFITS OF ANY ACQUISITION, WHICH COULD HAVE A NEGATIVE IMPACT ON THE MARKET PRICE OF SHARES OF OUR COMMON STOCK.

         The completion of the acquisition of the Commerce Division of Inktomi or any other business we acquire poses risks for our ongoing operations and the value of shares of our common stock, including that:

         o we may fail to successfully integrate the acquired products and services into our business operations;

         o we will incur expenses related to the integration of the Commerce Division or any other business we acquire into our existing business operations;

         o we may experience difficulties and incur expenses related to the assimilation and retention of the new acquired employees; and

         o whether or not successfully integrated, the acquired assets may not perform as well as we expect.

         We had never acquired or integrated into our business the assets of other companies. If we fail to successfully integrate the acquired assets and/or fail to realize intended benefits of any acquisitions, the market price of shares of our common stock could decline.

OUR FUTURE RESULTS AND THE DEMAND FOR OUR SERVICES ARE UNCERTAIN, AND WE WILL NOT BECOME PROFITABLE IF OUR SERVICES DO NOT ACHIEVE MARKET ACCEPTANCE.

         We were incorporated in August 1996 and launched our e-centives online direct marketing system in November 1998. We did not charge for our services and did not begin to generate revenues until the third quarter of 1999. In addition, we have acquired new product and service offerings through an acquisition and have limited experience managing this new business. Accordingly, our future results are uncertain and our results to date may not be representative of our future results.

         Since our business is new, we cannot predict the demand for our direct marketing services. Demand for our direct marketing services is dependent upon many factors.

         Factors over which we have some level of control include:

         o the number of consumers, network partners and marketers we can attract to our system;

         o  our ability to compete successfully in our market; and

         o our success in promoting our products and services through our sales, marketing and business development personnel.

         Factors outside our control include:

         o uncertainty about the value and effectiveness of our personalized online direct marketing services;

         o our clients' ability to sell their products and services to the consumers who participate in our system; and

         o the quality, accuracy and utility of the information provided to us that we provide to marketers regarding member demographics, member activity and promotional success.

         If our online direct marketing services do not achieve market acceptance, our business will not become profitable.

OUR FINANCIAL RESULTS WILL SUFFER IF OUR MEMBERS DO NOT REGULARLY USE OUR
SYSTEM.

         Our ability to generate revenue depends in part on frequent and regular member activity. We recognized 75% and 70% of our revenue from the delivery of e-centives to members on behalf of marketers and network partners during the year ended December 31, 2000 and during the nine months ended September 30, 2001, respectively. Delivering e-centives to members by e-mail accounted for approximately 56% of our revenue and delivering e-centives to members' online accounts accounted for approximately 19% of our revenue during the year ended December 31, 2000, and during the nine months ended September 30, 2001, 60% and 10%, respectively. In the case of delivering e-centives to members' online accounts, we do not recognize revenue from the sale of e-centives unless our members access their online accounts. If we are unable to increase the frequency with which our members use our system, our ability to generate revenues by the delivery of e-centives to member accounts will be adversely affected and our business will suffer. We currently track our members' interaction with their accounts. During 2000, approximately 4% of the then-current total membership interacted with their accounts at least once a month. In addition, if our members do not visit the web sites of our marketers in response to e-centives, marketers may not continue to use our system.

OUR INABILITY TO MAINTAIN EXISTING AND ESTABLISH NEW RELATIONSHIPS WITH NETWORK PARTNERS OPERATING HIGH-TRAFFIC PORTAL, COMMUNITY AND CONTENT WEB SITES WOULD CAUSE OUR FINANCIAL RESULTS TO SUFFER.



         Our success depends on our ability to establish relationships with and deliver our service through high-traffic portal, community and content web sites, such as Classmates and iVillage.com. We rely on these relationships to increase our membership base and to provide entry points into our system for members. We compensate all of our network partners for members we acquire through their web sites by paying a fee for new members ("bounty"), by paying a percentage of the revenue we generate from the delivery of e-centives to such new members ("revenue share"), by paying both or by paying the higher of the two methods. When we pay our network partners a bounty, the fee typically ranges from USD 0.50 to USD 1.00 for each new member that registers for our service through their web sites and when we pay our network partners a revenue share, the percentage is typically between 20% and 50% of net revenue generated by us for the delivery of e-centives to the new members we obtained through their web sites. Currently, eight of our network partners are paid a revenue share, one is paid both a bounty and a revenue share, and two are paid the higher of the two methods.



         We have no long-term arrangements with our existing network partners, and none of our agreements with our network partners are for longer than a year. We cannot assure you that we will be able to maintain our existing relationships or enter into additional relationships with new network partners, on favorable terms, if at all. If we are unable to maintain our existing relationships with our existing network partners, or if we fail to establish successful relationships with new network partners, our membership base may not continue to grow in a timely manner, or at all, and our business and financial condition would be adversely affected. One of our network partners, Excite, recently filed for bankruptcy protection. We are unable to maintain our existing relationships with Excite due to this development, and our business and financial condition could be adversely affected. However, our April 2001 agreement with Excite generated no revenue share through October 31, 2001, and this agreement has been terminated effective November 5, 2001 due to Excite's aforementioned filing for bankruptcy protection.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY AGAINST CURRENT AND FUTURE
COMPETITORS.

         The market to provide online direct marketing services is new, intensely competitive and rapidly changing. We expect competition in this market to continue to increase as a result of:

         o  our market's increasing size;

         o  our market opportunity becoming more visible;

         o  minimal barriers to entry; and

         o  industry consolidation.

         We compete with companies for the dollars that marketers allocate to their marketing budgets. We compete for these marketing dollars with many online direct marketers in several fields, principally: e-mail marketers; rewards programs; and coupon providers.

         We believe the market for our recently acquired Commerce Engine application to be rapidly evolving and intensely competitive. Some of our current and potential competitors include:

         o  other providers of commerce technologies and services;

         o  commerce destination sites;

         o  commerce wallet providers;

         o  affiliate services; and

         o Internet portals and other captive marketplace Web sites, including America Online and Yahoo!

         We believe the principal factors that will draw end-users to an online commerce application include brand availability, selection, personalized services, convenience, price, accessibility, customer service, quality of search tools, quality of content, and reliability and speed of fulfillment for products ordered. Because we serve primarily as a technology and infrastructure provider and not as a retailer or operator of a search engine, our customers and partners determine many of these factors, and we have little or no control over them.



         The competitors referenced above and many of our other existing and potential competitors, have significantly greater financial, technical, marketing and managerial resources than we do. These competitors also generate greater revenue and are better known than we are. As a result, they may compete more effectively than we do and be more responsive to industry and technological change than we are. We also compete for marketing dollars with other online marketing and advertising companies as well as offline direct marketing and promotion companies. We operate in an intensely competitive environment with a significant number of existing and potential competitors.



OUR ABILITY TO SUCCESSFULLY COMPETE DEPENDS ON MANY FACTORS.

         Factors over which we have some level of control include:

         o  success in developing and expanding a membership base;

         o ability to enter into relationships with network partners and marketers;

         o timely development and marketing of new direct marketing and commerce services; and

         o ability to manage rapidly changing technologies, frequent new service introductions and evolving industry standards.

         Factors outside our control include:

         o development, introduction and market acceptance of new or enhanced services by our competitors;

         o  changes in pricing policies of our competitors;

         o  entry of new competitors in the market; and

         o ability of marketers to provide simple, cost-effective and reliable promotions.

         The failure to compete successfully would impair our ability to generate revenues and become profitable.

OUR e-CENTIVES BRAND MAY NOT ACHIEVE THE LEVEL OF RECOGNITION NECESSARY TO ATTRACT ADDITIONAL MARKETING CLIENTS, WHICH COULD CAUSE OUR FINANCIAL RESULTS TO SUFFER.

         To be successful, we must continue to build and increase market recognition of our corporate brand because our market is competitive with low barriers to entry. We do not advertise to attract visitors to our web site, but rather are attempting to build a brand that marketers and network partners identify with online direct marketing and shopping technology. We believe that the recognition of the e-centives brand is important to our success and the importance of this will increase as more companies enter our market and competition for marketers', network partners' and consumers' attention increases. Building recognition of the e-centives brand required us to spend significant funds on marketing. The outcome of our marketing efforts is hard to predict. If we are not successful in our marketing efforts to increase our brand awareness, our ability to attract marketing clients could be harmed which would cause our financial results to suffer.

OUR INABILITY TO PROVIDE OUR MEMBERS WITH ATTRACTIVE PROMOTIONAL OFFERS FROM MARKETERS COULD HARM OUR FINANCIAL RESULTS.

         We need to continue to attract new marketers to our system in order to continue to provide our members with new offers on products and services. Member loyalty and activity, and the resulting attractiveness of our system to marketers and network partners, depends upon the desirability of the promotions we deliver. We cannot control the quality or attractiveness of promotions our marketers offer. If our marketers choose unpopular or unattractive promotions or we are unable to attract new marketers to our system, we may not be able to maintain or expand our member base. Moreover, if our members are not satisfied with the offers, or with the products or services purchased, their negative experiences might result in decreased usage of our system, which would adversely affect our financial results.

WE MAY NEED TO RAISE ADDITIONAL FUNDS SOONER THAN WE EXPECT, AND IF SUCH FUNDS ARE NOT AVAILABLE, WE MAY NOT BE ABLE TO FUND OUR PLANNED EXPANSION OR CONTINUE OPERATIONS.



         We currently anticipate that our existing cash resources, together with the proceeds from our recent rights offering, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures into the first quarter of 2003. However, we may need to raise additional funds sooner than we expect. For example, we may need additional financing if we:



         o  are unable to increase our revenues as anticipated;

         o  decide to expand faster than planned;

         o  develop new or enhanced services or products ahead of schedule;

         o  need to respond to competitive pressures; or

         o  need to acquire complementary products, businesses or technologies.

         Numerous companies engaged in the provision of goods or services online have recently encountered significant difficulty obtaining funding from the public capital markets as well as through private transactions. If we raise additional capital through the issuance of equity securities, the common stock interest of investors holding shares prior to such issuance would be diluted. In addition, we may raise any necessary additional capital through the issuance of preferred stock, with rights superior to those of the common stock purchased by investors prior to such issuance. If additional funds need to be raised sooner than we expect, and if adequate funds are not then available on acceptable terms, we may not be able to continue operations.

OUR NETWORK INFRASTRUCTURE, COMPUTING SYSTEMS OR SOFTWARE MAY FAIL OR BE COMPROMISED OR DAMAGED, WHICH COULD HARM OUR BUSINESS, FINANCIAL CONDITION AND REPUTATION.

         The performance of our hardware and software is critical to our business and our ability to attract consumer members, marketers and high-traffic portal, community and content web sites. System failures that cause an interruption in service or a decrease in responsiveness of our transaction processing or data storage capabilities could impair our reputation and the attractiveness of our brand. We have experienced periodic system interruptions, which may occur from time to time in the future. We have experienced approximately 5 disruptions over the past year that lasted more than one hour. The average disruption time for each was approximately 2.25 hours. Each of these disruptions was caused by unique errors in our software code that were all subsequently corrected and did not have a material effect on our business. Any significant increase in the frequency or severity of future disruptions could have an adverse effect on our business.

         The software for our online direct marketing and promotions system is complex and may contain undetected errors or defects, especially when we implement upgrades to our system. Any errors or defects that are discovered after our software is released for use could damage our reputation or result in lost revenues.

         We monitor and test our system and software, and from time to time have identified minor defects. We currently address such defects by rewriting software code and, if possible, replacing portions of our proprietary software with commercially available software components. Any difficulties in implementing this new software may result in greater than expected expense and may cause disruptions to our business.

         Exodus Communications hosts our systems and provides us with communications links. The delivery of our services is substantially dependent on our ability and the ability of Exodus to protect our computer hardware and network infrastructure against damage from, among others:

         o  human error;

         o  fire and flooding;

         o  power loss;

         o  telecommunications failure; and

         o  online or physical sabotage.

         We rely on Exodus for a significant portion of our Internet access as well as monitoring and managing the power and operating environment for our server and networking equipment. Any interruption in these services, or any failure of Exodus to handle higher volumes of Internet use, could result in financial losses or impair our reputation. Further, there can be no assurance that we will be able to continue our relationship with Exodus on acceptable terms, if at all. Due to Exodus' recently announced filing for bankruptcy protection, we have begun to take steps to explore other options for hosting our infrastructure in case Exodus is no longer able to adequately provide hosting services. There can be no assurances, however, that we will be able to identify an alternative hosting facility on acceptable terms.

OUR SYSTEM CAPACITY NEEDS ARE UNTESTED AND OUR FAILURE TO HANDLE THE GROWTH OF OUR DATABASE MAY DAMAGE OUR BUSINESS OR REQUIRE US TO EXPEND SUBSTANTIAL CAPITAL.

         The capacity of our system has not been tested and we do not yet know the ability of our system to manage substantially larger numbers of users and transactions. A substantial increase in our membership base and a corresponding increase in the number of data records could strain our servers and storage capacity, which could lead to slower response time or system failures. We may not be able to handle our expected user and transaction levels while maintaining satisfactory performance. System failures or slowdowns adversely affect the speed and responsiveness of our transaction processing. These would have a negative impact on the experience for our consumer members and reduce our system's effectiveness. Such an increase could require us to expand and upgrade our technology, processing systems and network infrastructure. Any unexpected upgrades could be disruptive and costly. Our failure to handle the growth of our databases could lead to system failures, inadequate response times or corruption of our data, and could negatively affect our business, results of operations and financial condition. We believe our system's hardware, at peak traffic levels, runs at approximately 50% of capacity (with certain hardware running up to almost 100% of capacity). We may be unable to expand and upgrade our systems and infrastructure to accommodate this growth in a timely manner. Any failure to expand or upgrade our systems could damage our reputation and our business.

         In addition, if our usage of telecommunications capacity increases, we will need to purchase additional networking equipment and rely more heavily on Exodus to maintain adequate data transmission speeds. The availability of these products or services may be limited or their cost may be significant.

OUR BUSINESS COULD SUFFER IF INTERNET USERS REDUCE OR BLOCK OUR ACCESS TO THEIR PERSONAL DATA.

         We collect consumer demographic and purchase preference information from our members and also collect data regarding the categories of offers viewed and offers clicked-on by members. Privacy concerns may cause users to resist signing up for our system, providing us with personal information and allowing us to monitor their usage. If users were to reduce the information voluntarily supplied to us or block our access to their data, our ability to improve our database of consumer information and the value of our service would diminish.

PRIVACY LAWS MAY BE ENACTED OR APPLIED TO US, WHICH COULD RESTRICT OUR ABILITY TO DISCLOSE CONSUMER DATA WITH THIRD PARTIES WHICH COULD ADVERSELY EFFECT OUR BUSINESS.

         We currently report aggregate, but not individual, consumer demographic information and purchase preference information to network partners about the members that joined through their service. Marketers only receive aggregate information about our membership for purposes of targeting promotions to members with certain demographic or purchase preference criteria. Growing concern about privacy and the collection, distribution and use of personal information, even in the aggregate, may lead to the enactment and application of federal or state laws or regulations that would restrict our ability to provide customer data to third parties. In addition, several states have proposed legislation that would limit the uses of customer information gathered online. Consequently, any future regulation that would restrict our ability to provide information regarding our members would have a negative impact on our business by restricting our methods of operation or imposing additional costs.

IF WE ARE NOT SUCCESSFUL IN PROTECTING OUR INTELLECTUAL PROPERTY OUR BUSINESS WILL SUFFER.

         We depend heavily on technology to operate our business. Our success depends on protecting our intellectual property, which is one of our most important assets.

     PROPRIETARY TECHNOLOGY

         We have developed proprietary technology including database and interface servers, offer creation and presentation software, and software to enable communication between marketers' e-commerce systems and our system.

     PATENTS

         We have two issued U.S. patents, twelve pending U.S. patent applications and two pending foreign patent applications. Our first issued patent is entitled "Electronic couponing method and apparatus" and relates to the method and apparatus for distributing, generating, and redeeming discount coupons, rebate or gift certificates or the like that tracks each coupon using a consumer ID number printed on the coupon. Our second issued patent, which is a continuation-in-part to our first patent, is entitled "Electronic discount couponing method and apparatus for generating an electronic list of coupons." Our pending patent applications seek to protect technology we use or may use in our business. We have no issued foreign patents, but we have two pending foreign patent applications in the European Union. It is possible that no patents will be issued from the currently pending patent applications.

     TRADEMARKS

         We have registered the e-centives trademark in the United States. We have filed U.S. trademark registrations for PROMOCAST, PROMOCOMMERCE, PROMOMAIL, PROMOMAIL EVENT and PROMOMAIL SPOTLIGHT, all of which are pending. We have also filed for trademark registration of e-centives, the e-centives logo, PROMOCAST and PROMOCOMMERCE in Switzerland and with the European Union. We also claim rights in a number of additional tradenames associated with our business activities.

     INTERNET DOMAIN NAMES

         We hold rights to various web domain names including "e-centives.com". Regulatory bodies in the United States and abroad could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. The relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. We may be unable to prevent third parties from acquiring domain names that are similar to or diminish the value of our trademarks and other proprietary rights.

         We have not registered any copyrights in the United States or elsewhere related to our software or other technology.

         If we do not adequately protect our intellectual property, our business, financial condition and results of operations would be harmed. Our means of protecting our intellectual property may not be adequate. Unauthorized parties may attempt to copy aspects of our service or to obtain and use information that we regard as proprietary. It is also possible that our patents or any potential future patents may be found invalid or unenforceable, or otherwise be successfully challenged. If any of our current or future patents are successfully challenged by a third party, we could be deprived of our right to prevent others from using the methods covered by such patents. In addition, competitors may be able to devise methods of competing with our business that are not covered by our patents or other intellectual property. Although, members can access our service over the Internet from anywhere in the world, we currently only have operations in the United States. The laws of some foreign countries do not protect our intellectual property rights to as great an extent as do the laws of the United States. Our competitors may independently develop similar technology, duplicate our technology or design around any patents that we may obtain or our other intellectual property.

IF WE INFRINGE UPON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS OUR BUSINESS AND FINANCIAL RESULTS COULD BE HARMED.

         There has been a substantial amount of litigation in the software and Internet industry regarding intellectual property rights, including our litigation with coolsavings (see "Legal Proceedings" on page 24 of this prospectus). It is possible that, in the future, third parties may claim that our current or potential future technologies infringe upon their intellectual property. We expect that software developers will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows. Any such claims, with or without merit, could be time-consuming, result in costly litigation and diversion of management resources, or require us to enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all, which could seriously harm our ability to operate our business and our financial condition may suffer.

WE ARE, AND WILL CONTINUE TO BE, CONTROLLED BY OUR CO-FOUNDERS AND BOARD MEMBERS, WHO MAY APPROVE CORPORATE ACTIONS WITH WHICH YOU MAY DISAGREE.

         We are, and following the rights offering will continue to be, controlled by our co-founders and board members, who may approve corporate actions with which you may disagree. Our co-founders and board members, Messrs. Amjadi, Akhavan and Friedli, own or control approximately 40.2% of our outstanding common stock as of September 30, 2001, and Messrs. Amjadi, Akhavan and Friedli will own or control approximately 63.5% of our outstanding common stock after giving effect to the rights offering. As a result, they continue to be able to control most matters requiring stockholder approval. Among other things, they are able to elect a majority of the directors and approve significant corporate matters, such as a merger or sale of the business.

WE MAY BE SUBJECT TO CLAIMS BASED ON THE CONTENT OF OUR PROMOTIONS, OUR MARKETER PRODUCTS ADVERTISEMENTS AND OUR WEB SITE.

         The online promotions developed by our marketers and the product advertisements provided by our marketers may not comply with federal, state or local laws governing the content of advertisements and the sale of products and services. We do not control the content of the promotions we deliver or the product advertisements we display. Our role in facilitating these promotions and the product advertisements may expose us to liability based on the content of the promotions and the product advertisements. We also may face liability if the promotional information in the promotions or the product description information in the product advertisements are defamatory, inaccurate, or infringes on proprietary rights of others. Marketers or our employees may make errors or enter inaccurate information, and we do not proofread or otherwise verify the information contained in the promotions and the product advertisements. We may face civil or criminal liability for unlawful advertising or other marketer activities. We could also face claims based on the content that is accessible from our web site through links to other web sites.

         We may not be adequately insured to cover these claims. Any claims could require us to spend significant time and money in litigation, even if we ultimately prevail. In addition, negative publicity caused by these inaccuracies could damage our reputation and diminish our brand.

OUR BUSINESS MAY BE AFFECTED BY SEASONAL FLUCTUATIONS IN DIRECT MARKETING SPENDING AND INTERNET USE WHICH COULD CAUSE OUR OPERATING RESULTS AND STOCK PRICE TO FLUCTUATE WIDELY.

         Our limited operating history and rapid growth make it difficult for us to assess the impact of seasonal factors on our business. We expect seasonal fluctuations will affect our business. We believe that online direct marketing spending will be highest in the fourth quarter of each calendar year due to increased consumer spending during the holiday period, and lowest during the summer months of the third quarter. Because the market for Internet direct marketing services is emerging, we cannot be certain of these seasonal patterns and additional patterns may develop in the future as the market matures. This could cause our operating results and stock price to fluctuate widely.

IF WE DO NOT MANAGE OUR GROWTH, OUR BUSINESS WILL BE HARMED.



         We may not be successful in managing our rapid growth. We have grown from 60 employees on June 30, 1999 to 153 employees on December 31, 2001. Past growth has placed, and future growth will continue to place, a significant strain on our management and resources, related to the successful integration of personnel. The acquisition and integration of the Commerce Division of Inktomi has and will continue to divert management's attention and place an additional strain on our management and resources.



         To manage the expected growth of our operations, we will need to improve our existing and implement new operational and financial systems, procedures and controls. We will also need to expand our finance, administrative, client services and operations staff and train and manage our growing employee base effectively. Our current and planned personnel, systems, procedures and controls may not be adequate to support our future operations. Our business, results of operations and financial condition will suffer if we do not effectively manage our growth.

IF WE LOSE THE SERVICES OF ANY OF OUR KEY EXECUTIVES, OUR BUSINESS AND STOCK PRICE COULD SUFFER.

         Our success depends in large part on the contributions of Kamran Amjadi, our Chairman and Chief Executive Officer, and Mehrdad Akhavan, our President and Chief Operating Officer, whose understanding of our services, strategy and relationships would be extremely difficult to duplicate from outside our company. Although we maintain employment agreements with Messrs. Amjadi and Akhavan, we do not have and do not currently plan to enter into employment agreements with any of our other employees. The loss of the services of Messrs. Amjadi and Akhavan or any other key personnel could have a material adverse effect on our business. We do not maintain "key person" life insurance policies.

IF WE ARE UNABLE TO RETAIN OUR SKILLED EMPLOYEES, OUR BUSINESS MAY BE HARMED.

         Our future success also depends on our ability to retain and motivate our skilled employees, particularly our technical, sales and marketing personnel. In addition, we need to retain the key personnel that we hired in connection with the acquisition of the Commerce Division in order to successfully integrate it into our existing business. The loss of these employees would harm our business. Additionally, we face intense competition in retaining personnel from a number of sectors, including technology and Internet companies. Many of these companies have greater financial resources than we have to attract and retain qualified personnel. We have occasionally encountered and expect to continue to encounter difficulties in retaining skilled employees, particularly software developers and engineers. We need developers and engineers who have experience with the newest software development tools and Internet technologies. We may be unable to retain our highly skilled employees or identify, attract, assimilate or retain other qualified employees in the future, which may in turn harm our business.

WE HAVE A SIGNIFICANT AMOUNT OF STOCK-BASED COMPENSATION EXPENSE RELATING TO STOCK OPTION GRANTS, WHICH WILL DECREASE EARNINGS OVER THE NEXT FOUR YEARS.



         Stock-based compensation represents an expense associated with the recognition of the difference between the fair market value of common stock at the time of an option grant and the option exercise price. Stock compensation is amortized over the vesting period of the options, generally four years. For the year ended December 31, 2000, the charge relating to stock option grants was USD 1,713,649, and for the nine months ended September 30, 2001, the charge relating to stock option grants was USD 566,968. We estimate the charge relating to stock option grants will be USD 712,000, USD 719,000, USD 680,000 and USD 219,000 in 2001, 2002, 2003, and 2004, respectively. These charges will dilute earnings for those years and may have a negative impact on our stock price.

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                          RISKS RELATED TO OUR INDUSTRY

THE DEMAND FOR INTERNET DIRECT MARKETING SERVICES AND COMMERCE SOLUTIONS IS UNCERTAIN.

         The market for online direct marketing and online commerce services has only recently begun to develop. Most businesses have little or no experience using the Internet for direct marketing and promotion. As a result, many businesses have allocated only a limited portion of their marketing budgets to online direct marketing. In addition, companies that have invested a significant portion of their marketing budgets in online marketing may decide after a time to return to more traditional methods if they find that online marketing is a less effective method of promoting their products and services than traditional marketing methods. We cannot predict the amount of direct marketing spending on the Internet in general, or demand for our targeted direct marketing services and our online commerce services in particular. The demand for online marketing may not develop to a level sufficient to support our continued operations or may develop more slowly than we expect.

MANY OF OUR CLIENTS ARE EMERGING INTERNET COMPANIES THAT REPRESENT CREDIT RISKS.

         Many of our marketer clients are Internet companies, many of which have significant losses, negative cash flow and limited access to capital. Many of these companies represent credit risks and could fail. Any financial difficulties of our clients may result in difficulties in our ability to collect accounts receivable or lower than expected sales of our products and services. If our Internet clients continue to have financial difficulties or if such difficulties worsen, our financial results would suffer. In addition, we have experienced decreased sales of our products due to the general economic slowdown, which has particularly impacted the Internet and technology sector.

            ADDITIONAL RISKS RELATED TO OWNERSHIP OF OUR COMMON STOCK

ALTHOUGH OUR COMMON STOCK IS LISTED ON THE SWX NEW MARKET OF THE SWX SWISS EXCHANGE, IT IS THINLY TRADED. THE MARKET PRICE OF OUR COMMON STOCK, LIKE THE MARKET PRICES OF STOCKS OF OTHER INTERNET-RELATED COMPANIES, MAY FLUCTUATE WIDELY AND RAPIDLY.

         Prior to our rights offering, trading in our common stock has been low. Although our common stock has been listed on the SWX New Market of the SWX Swiss Exchange since October 3, 2000, there is no assurance that more trading activity in the common stock will develop.

         In addition, the market price of our common stock, like the market prices of stocks of other Internet-related companies, may fluctuate widely and rapidly. The market price and trading volume of our common stock, since our initial public offering has been and may continue to be highly volatile. Factors such as variations in our revenue, earnings and cash flow and announcements of new service offerings, technological innovations, strategic alliances and/or acquisitions involving competitors or price reductions by us, our competitors or providers of alternative services could cause the market price of our common stock to fluctuate substantially. Also, broad market fluctuations, including fluctuations of the SWX New Market of the SWX Swiss Exchange, which result in changes to the market prices of the stocks of many companies but are not directly related to the operating performance of those companies, could also adversely affect the market price of our common stock.

THE SHARES PURCHASED PURSUANT TO THE RIGHTS OFFERING HAS BEEN PLACED INTO ESCROW AND WILL NOT INITIALLY BE AVAILABLE TO THE INVESTORS.

         We issued a global share certificate representing all the shares purchased in the rights offering, which shares shall be held in escrow for a period of approximately three (3) months from the date of closing, during which time such shares shall not be tradable. No physical share certificates will be issued by us or delivered to the respective shareholders. Once such shares are registered with the U.S. Securities and Exchange Commission and properly listed with the SWX New Market, such shares shall be released to the respective shareholders. During the period when such shares of common stock are held in escrow, the shareholders will not have access to their shares of common stock and will not have the ability to transfer or dispose of such shares. As noted above, the market price of our shares of common stock could fluctuate widely during such period.

THE LISTING OF OUR SHARES ON THE SWX NEW MARKET OF THE SWX SWISS EXCHANGE MAY LIMIT OUR ABILITY TO RAISE CAPITAL AND COULD ADVERSELY AFFECT OUR STOCK PRICE.

         We are the first U.S. company to list solely on the SWX Swiss Exchange. None of our capital stock has been, and the common stock sold pursuant to the rights offering will not be listed on any U.S. exchange. Because we are the first U.S. company to do this, we are uncertain what effect, if any, our listing on only the SWX New Market of the SWX Exchange will have upon our ability to raise additional financing in the U.S. capital markets. If the listing of our shares solely on the SWX New Market of the SWX Swiss Exchange is received by investors with uncertainty, the listing may discourage potential investors and could hinder our ability to raise necessary financing on acceptable terms. In addition, after the expiration of the various lock-up periods entered into by our current stockholders in connection with our initial public offering, all of the shares of our common stock will be eligible for trading on the SWX New Market. If a significant amount of such shares are offered for sale on the SWX New Market after the lock-up periods expire, it could decrease our stock price.

YOU HAVE EXPERIENCED SUBSTANTIAL DILUTION IN YOUR EQUITY OWNERSHIP AND VOTING POWER IN OUR COMPANY WHETHER OR NOT YOU EXERCISED YOUR BASIC SUBSCRIPTION RIGHTS, AND YOU MAY EXPERIENCE FURTHER DILUTION IF WE OFFER SHARES OF OUR COMMON STOCK FOR SALE IN THE FUTURE.

         Shareholders who did not exercise their basic subscription rights under the rights offering have experienced substantial dilution of their percentage of equity ownership interest and voting power in our company. Even if our shareholders exercised their basic subscription rights in full, they have nevertheless still experienced substantial dilution in their voting rights and in their proportional interest in our future net earnings due to the purchase of common stock by standby purchasers. In addition, it is possible that it may be necessary or appropriate for us to seek to raise additional equity capital in the future and shares of common stock may be offered for sale in the future. In that event, the relative voting power and equity interests of persons who purchased the common stock in the rights offering could be reduced. No assurance can be given that such future sale will not occur, and, if it did, at what price or other terms.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Much of the information in this prospectus consists of forward-looking statements based on our current expectations. These statements are inherently predictive and speculative, and you must not assume that they will prove to be correct. You can often identify these statements by forward-looking words such as:

         o  "may";

         o  "will," "intend," "plan to";

         o  "expect," "anticipate," "project," "believe," "estimate"; and

         o  "continue" or similar words.

         You should read such statements very carefully because they:

         o  discuss our future plans or expectations;

         o contain projections of our future financial condition or results of operations; or

         o  state other forward-looking information.

         When you consider such forward-looking statements, you should keep in mind the risk factors above and the other cautionary statements in this prospectus because they provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements.

                                 USE OF PROCEEDS


         We will not receive any cash proceeds from the sale of common stock offered by the selling stockholders hereby. The selling stockholders will receive all of the net proceeds from the sale of their shares, and will pay any brokerage fees and commissions, fees and disbursements of legal counsel and transfer and other taxes attributed to the sale of the shares, but not the costs of filing the registration statement, of which this prospectus is a part. See "Selling Stockholders" on page 20 for a list of those person who will receive proceeds from such sales.

                         DESCRIPTION OF PREFERRED STOCK

GENERAL

         We are authorized to issue 10,000,000 shares of Preferred Stock. As of January 1, 2002, there were 2,000,000 shares of preferred stock authorized, designated as "Series A Preferred Stock." The Board of Directors can, without shareholder approval, issue additional shares of preferred stock with voting and conversion rights which could adversely affect the voting power of the common stockholders. If and when issued, the preferred stock is likely to rank prior to the common stock as to dividend rights, liquidation, preferences, or both, and may have full or limited voting rights.

SERIES A CONVERTIBLE PREFERRED STOCK

         As part of our recently consummated rights offering of 20,000,000 shares of common stock, we issued additional securities to each of the stockholders who purchased shares in the rights offering in a proportional amount to their participation in the rights offering. The additional securities consist of 2,000,000 shares of Series A Convertible Preferred Stock, convertible into twenty (20) million shares of our common stock upon certain circumstances (See "Conversion Features" below). We did not receive any additional consideration for such Series A Convertible Preferred Stock beyond such consideration received for the shares of common stock purchased in the rights offering.

CONVERSION FEATURES

         The holders of the Series A Convertible Preferred Stock have the right, at their option, to convert such preferred stock into shares of common stock at any time after one (1) year following authorization of such preferred stock (which is as of October 19, 2001). Unless earlier converted pursuant to the optional conversion referenced in the previous sentence, each share of Series A Convertible Preferred Stock shall automatically convert into shares of our common stock upon the earlier to occur of: (i) the date when the average trading price on the SWX New Market of the SWX Swiss Exchange of our common stock for fifteen (15) consecutive trading days is equal or greater than CHF 6.00, (ii) the consummation by us of a public offering of equity securities with proceeds in excess of CHF 40,000,000 or equivalent in United States Dollars, (iii) an acquisition, asset transfer or other liquidation, or (iv) two years from authorization of the Series A Convertible Preferred Stock.

         At the time of conversion, each selling stockholder will be entitled to ten (10) shares of our common stock for each one (1) share of Series A Convertible Preferred Stock held. There shall be no conversion price payable by the stockholders of Series A Convertible Preferred Stock to us upon any conversion into common stock.

OTHER CHARACTERISTICS

         The Series A Convertible Preferred Stock maintains a preference over the Common Stock in the event of any dissolution, liquidation, winding-up of the affairs of Company in the amount of the applicable redemption price of the Series A Convertible Preferred Stock.

         The Series A Convertible Preferred Stock is not registered with the Securities and Exchange Commission or any other state or regulatory agency.

                              SELLING STOCKHOLDERS

         This prospectus relates to the possible offer and sale of 40,000,000 shares of common stock by the selling stockholders. The 40,000,000 shares of common stock are comprised of the 20,000,000 shares purchased by the selling stockholders pursuant to our rights offering, and an additional 20,000,000 shares related to the 2,000,000 shares of Series A Convertible Preferred Stock issued to purchasers under the rights offering, which shares are convertible into 20,000,000 shares of our common stock under certain circumstances.

         This prospectus and the related registration statement will allow the selling stockholders to resell the common stock to third parties according to the plan of distribution described in this prospectus. (See "Plan of Distribution" below). Accordingly, 40,000,000 shares of common stock will be available for sale without restriction.

         The selling stockholders, each of whom purchased securities from us in the rights offering, did not to our knowledge at the time of such purchase have any agreements or understandings, directly or indirectly, with any person to distribute the securities.

         The following table sets forth the number of shares of common stock owned by each selling stockholder prior to resale offering, the amount of common stock being offered for resale, as well as the shares of common stock owned and the percentage ownership of each selling stockholder after resale:


                                                                                                   BENEFICIAL
                                               SHARES                                  OWNERSHIP AFTER OFFERING IF ALL
                                             BENEFICIALLY                                  SHARES OFFERED BY THIS
                                                OWNED              SHARES OF                 PROSPECTUS ARE SOLD
                                               PRIOR TO           COMMON STOCK       -----------------------------------
                STOCKHOLDER                   OFFERING (1)        BEING OFFERED          SHARES         PERCENT OF CLASS
       ------------------------------      ----------------    ------------------    --------------    -----------------

1.     Bank Sarasin & Cie                       110,000            100,000               10,000                 *
2.     Banque Cantonale Vandoise                 20,000             20,000                    0                 0
3.     Basler Lebensuersicherungsgesellschaft   580,000            580,000                    0                 0
4.     Basler Versicherungsgesellschaft         150,000            150,000                    0                 0
5.     Brown Brothers Harriman & Co.          3,839,804              1,000            3,838,804              6.31
6.     BZ Bank Aktiengesellschaft             1,600,000          1,600,000                    0                 0
7.     EMS-Chemie Holding AG                    450,000            450,000                    0                 0
8.     Familienausgleichskasse Spida            250,000            250,000                    0                 0
9.     Ferrier Lullin & Cie, SA                  82,500             55,000               27,500                 *
10.    Inventure Inc.(2)                     11,983,334         11,983,334                    0                 0
11.    Personalvorsorgestiftung
       2. Saeule SPIDA                          250,000            250,000                    0                 0
12.    Peter Friedli(3)                      38,931,871          4,100,000(4)         5,244,341              8.62
13.    Pine Inc.(5)                           6,879,196          6,604,196              275,000                 *
14.    Ringier AG                               900,000            600,000              300,000                 *
15.    Venturetec Inc.(6)                    14,696,080         11,000,000            3,696,080              6.07
16.    World Communication
       Development AG                           384,705            256,470              128,235                 *
17.    Zurich Lebensuersicherungsgesellschaft 2,000,000          2,000,000                    0                 0
                                                                 ---------
                Totals:                                         40,000,000
                                                                ==========


--------
* Less than 1% of the outstanding of common stock.

(1) This column includes (a) common stock purchased under the rights offering, (b) common stock owned prior to the rights offering and
     (c) common stock to be issued upon conversion of the Series A Convertible Preferred Stock.

(2) Mr. Friedli is the President of this entity, and he shares voting and investment power with respect to these shares. See also "Related Party Transactions" on page 25.

(3) See "Related Party Transactions" on page 25 for a description of Mr. Friedli's relationship with us as well as his relationship with entities under his control that are selling stockholders hereunder. Includes 40,000 shares issuable upon exercise of vested stock options and 110,000 shares issuable upon exercise of warrants to purchase held by entities over which Mr. Friedli has control, as follows: Joyce, Ltd. 235,000 shares of common stock; Pine, Inc. 6,879,196 shares of common stock and 20,000 warrant shares; Savetech, Inc. 165,383 shares of common stock; Spring Technology Corp. 177,520 shares of common stock and 200,000 warrant shares; Venturetec, Inc. 14,696,080 shares of common stock; USVentech 145,750 shares of common stock; and InVenture Inc. 11,983,334 shares of common stock. As President of these entities, Mr. Friedli shares voting and investment power with respect to these shares. See also "Related Party Transactions" on page 25.

(4) Peter Friedli's "Shares Being Offered" calculation only includes shares he owns individually. See Footnote 3 for other shares of stock he controls.

(5) This total includes 255,000 shares of common stock and 20,000 warrant shares. Mr. Friedli is President of this entity, and he shares voting and investment power with respect to these shares. See also "Related Party Transactions" on page 25.

(6) Mr. Friedli is the President of this entity, and he shares voting and investment power with respect to these shares. See also "Related Party Transactions" on page 25.

                              PLAN OF DISTRIBUTION

         The shares of common stock may be sold from time to time by the selling stockholders named in this prospectus to third parties, including selling stockholder's donees, pledgees, transferees or other successors in interest. The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Each selling stockholder reserves the right to accept or reject, in whole or in part, any proposed purchase of shares, whether the purchase is to be made directly or through agents.

         The selling stockholders may offer their shares at various times in one or more of the following transactions, which may include block transactions:

         - in ordinary brokers' transactions and transactions in which the broker solicits purchasers;

         - in transactions involving cross or block trades or otherwise on the SWX New Market of the SWX Swiss Exchange or such other market on which the common stock may from time to time be trading (including transactions in which brokers or dealers may attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction);

         - in transactions in which brokers, dealers or underwriters purchase the shares as principal and resell the shares for their own accounts pursuant to this prospectus;

         - in transactions "at the market" to or through market makers trading markets, including direct sales of the shares to purchasers or sales of the shares effected through agents;

         - through transactions in options, swaps or other derivatives which may or may not be listed on an exchange;

         -    in privately negotiated transactions;

         -    in short sales or transactions to cover short sales; or

         -    in combination of any of the foregoing transactions.

         The sale price to the public may be:

         -    The market price prevailing at the time of the sale;

         -    At negotiated prices; or

         - Such other price as the selling stockholders determine from time to time.

         The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

         The selling stockholders also may sell their shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus.

         From time to time, one or more of the selling stockholders may pledge or grant a security interest in some or all of the shares owned by them. If the selling stockholders default in performance of the secured obligations, the pledgees or secured parties may offer and sell the shares from time to time. The selling stockholders also may transfer and donate shares in other circumstances. The number of shares beneficially owned by selling stockholders who transfer, donate, pledge or grant a security interest in their shares will decrease as and when the selling stockholders take these actions. The plan of distribution for the shares offered and sold under this prospectus will otherwise remain unchanged, except that the transferees, donees or other successors in interest will be selling stockholders for purposes of this prospectus.

         A selling stockholder may sell short our common stock. The selling stockholder may deliver this prospectus in connection with such short sales and use the shares offered by this prospectus to cover such short sales.

         A selling stockholder or its pledgee, donee, transferee or other successor in interest may enter into hedging transactions with broker-dealers. The broker-dealers may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders, including positions assumed in connection with distributions of the shares by such broker-dealers. A selling stockholder or its pledgee, donee, transferee or other successor in interest also may enter into option or other transactions with broker-dealers that involve the delivery of the shares to the broker-dealers, who may then resell or otherwise transfer such shares. In addition, a selling stockholder may loan or pledge shares to a broker-dealer, which may sell the loaned shares or, upon a default by the selling stockholder of the secured obligation, may sell or otherwise transfer the pledged shares.

         A selling stockholder or its pledgee, donee, transferee or other successor in interest may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers or use brokers, dealers, underwriters or agents to sell their shares. The broker-dealers acting as agents may receive compensation in the form of commissions, discounts or concessions. This compensation may be paid by the selling stockholders or the purchasers of the shares for whom such persons may as to a particular person may be less than or in excess of customary commissions. The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the offer and sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions they receive and any profit they realize on the resale of the shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling stockholders can presently estimate the amount of such compensation.

         The selling stockholders, alternatively, may sell all or any part of the shares offered into his prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If a selling stockholder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to his prospectus.

         It is possible that a significant number of shares could be sold at the same time. Such sales, or the perception that such sales could occur, may adversely affect prevailing market pries for our common stock.

         This offering by any selling stockholder will terminate on the date which the selling stockholder has sold all of his, her or its shares.

         Each selling stockholder shall pay his, her or its own legal and accounting fees and any other expenses incurred by the selling stockholder. Any commissions, discounts or other fees payable to broker-dealers or other agents in connection with any sale of the common stock by a selling stockholder will be payable by the selling stockholder.

                                LEGAL PROCEEDINGS

         On October 8, 2001, we were notified by coolsavings.com that a payment of USD 250,000 was due to coolsavings because a summary judgment motion, relating to a separate litigation between coolsavings and Catalina Marketing Corporation, was not granted within one year from the date of entry of the Stipulated Order of Dismissal, which was October 3, 2000. Our settlement with coolsavings is summarized below.

         The terms of the settlement with coolsavings provide for a cross-license between us and coolsavings for each of the patents currently in dispute. There are no royalties or other incremental payments involved in the cross-license. Pursuant to this settlement, we may have to make payments of up to USD 1.35 million to coolsavings as follows:

         o USD 650,000, which we paid to coolsavings on September 29, 2000, was due at the signing of the settlement documents;

         o USD 250,000, which was accrued for at September, 30, 2001, was due if, within one year from the date of entry of the Stipulated Order of Dismissal, Catalina Marketing Corporation prevailed in a motion for summary judgment in a separate litigation between it and coolsavings, involving the coolsavings' patent currently in dispute; and

         o up to USD 450,000, if and to the extent the coolsavings' patent currently in dispute survives the pending reexamination proceedings at the Patent and Trademark Office that were initiated by a third party.

         We have not accrued for the USD 450,000 in additional payments to coolsavings, as payment of this amount is not probable.

         Other than the USD 250,000 payment due to coolsavings, there were no material additions to, or changes in status of, any ongoing, threatened or pending legal proceedings.

          From time to time, we are a party to various legal proceedings incidental to our business. None of these proceedings is considered by management to be material to the conduct of our business, operations or financial condition.


                     DETERMINATION OF THE SUBSCRIPTION PRICE



         Our board of directors determined the subscription price on August 31, 2001. Our board of directors approved the rights offering pursuant to a board resolution dated August 31, 2001. In setting the subscription price, the board of directors considered, among other things, the factors set forth under "Risk Factors -- Additional Risks Related to Ownership of Our Common Stock" on page
16. The rights offering price was determined by our board of directors and bears no direct relationship to the value of our assets, financial condition, or other established criteria for value. Our common stock may trade at prices above or below this price.

                           RELATED PARTY TRANSACTIONS

STOCK PURCHASES AND RELATED MATTERS


         As part of our rights offering, we sold 4,343,765 shares of our common stock to Pine, Inc., 4,950,000 shares of our common stock to InVenture, Inc., 5,500,000 shares of our common stock to Venturetec, Inc., and 2,050,000 shares of our common stock to Peter Friedli. Peter Friedli is an existing stockholder and one of our directors, and he serves as the President of Pine, InVenture, Venturetec and its parent corporation, New Venturete AG.


         Venturetec delivered to us an unsecured promissory note dated as of October 19, 2001, in the principal amount of CHF 8,500,000 (USD 5,230,769), without interest, as consideration for certain of the subscription price for the shares of our common stock for which it subscribed under the rights offering. The note's maturity date is March 31, 2002.

         Pine delivered to us an unsecured promissory note dated as of October 19, 2001, in the principal amount of CHF 8,687,530 (USD 5,346,172), without interest, as consideration for the subscription price for the shares of our common stock for which it subscribed under the rights offering. The note's maturity date is March 31, 2002.



         As of January 22, 2002, Pine, Venturetec and InVenture, all companies under common control, reallocated their share purchases and/or related promissory notes. The CHF 2,500,000 in cash originally indicated as originating from Venturetec has been reallocated as follows:

o InVenture purchased from Pine in a private sale 1,041,667 of the shares of common stock originally purchased by Pine pursuant to the rights offering for CHF 2,083,334 (CHF 2.00 a share). As part of this transaction, Pine was credited with paying us CHF 2,083,334 and delivered to us an amended and restated unsecured promissory note dated as of October 19, 2001, in the principal amount of CHF 6,604,196 (approximately USD 4,064,121), without interest, with a March 31, 2002 maturity date. We simultaneously returned Pine's original CHF 8,687,530 unsecured promissory note.

o Venturetec paid us CHF 416,666 and delivered to us an amended and restated unsecured promissory note dated as of October 19, 2001, in the principal amount of CHF 10,583,334 (approximately USD 6,512,821), without interest, with a March 31, 2002 maturity date. This CHF 10,583,334 reflects an increase in Venturetec's unsecured promissory note to CHF 11,000,000 (reflecting Venturetec's original subscription price for the shares of our common stock for which it subscribed under the rights offering) MINUS the CHF 416,666 payment. We simultaneously returned Venturetec's original
  CHF 8,500,000 unsecured promissory note.



OTHER TRANSACTIONS

         We engaged Friedli Corporate Finance, Inc., a venture capital firm of which Mr. Friedli is the principal, to support us in connection with the rights offering. In connection with this support, we have agreed to extend the consulting agreement with Friedli Corporate Finance for 3 years and to reimburse Friedli Corporate Finance up to USD 100,000 in expenses for such rights offering support.

                                  LEGAL MATTERS

         Our counsel, Kelley Drye & Warren LLP, New York, New York, has given a legal opinion as to the validity of our shares of common stock being registered.

                                     EXPERTS

         The financial statements of e-centives, Inc. as of December 31, 1999 and 2000, and for each of the years in the three-year period ended December 31, 2000 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The audited historical financial statements of the Commerce Division, a division of Inktomi Corporation, as of and for each of the two years in the period ended September 30, 2000, incorporated in this prospectus by reference to e-centives, Inc.'s Form 8-K/A dated June 11, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on and upon the authority of said firm as experts in auditing and accounting.

                          UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL INFORMATION


                                                                                                            PAGE

  Unaudited Pro Forma Condensed Consolidated Financial Information..........................................  F-2

  Unaudited Pro Forma Condensed Consolidated Statements of Operations
  for the nine month period ended September 30, 2001........................................................  F-4

  Unaudited Pro Forma Condensed Consolidated Statements of Operations
  for the year ended December 31, 2000......................................................................  F-5

  Notes to Unaudited Pro Forma Condensed Consolidated Financial Information
  for the year ended December 31, 2000 and the nine month period ended September 30, 2001...................  F-6

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

         The unaudited pro forma condensed consolidated financial information has been prepared by e-centives' (the "Company" or "e-centives") management and gives effect to the acquisition of Commerce Division, a division of Inktomi Corporation (Commerce Division), completed on March 28, 2001. The unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2001 and for the year ended December 31, 2000 have been prepared to give effect to the Commerce Division acquisition as if it had occurred on January 1, 2000. The acquisition of Commerce Division is already included in the historical balance sheet as of September 30, 2001. The pro forma condensed consolidated statement of operations for the nine months ended September 30, 2001 includes three months of the Commerce Division's financial data due to the fact that the Commerce Division's financial information is included in the Company's financial information for the six month period from April 1, 2001 through September 30, 2001.

         The pro forma adjustments, which are based upon available information and certain assumptions that e-centives believes are reasonable in the circumstances, are applied to the historical financial statements of e-centives and the Commerce Division. The acquisition is accounted for under the purchase method of accounting. e-centives' allocation of the purchase price is based upon the estimated fair value of assets acquired and liabilities assumed in accordance with Accounting Principles Board Opinion No. 16. The purchase price allocations reflected in the accompanying unaudited pro forma condensed financial statements are preliminary and may be different from the final allocation of the purchase price and any such differences may be material.

         The accompanying unaudited pro forma condensed consolidated financial information should be read in conjunction with the historical financial statements and the notes thereto for e-centives and the Commerce Division which are incorporated herein by reference. The unaudited pro forma condensed consolidated financial information is provided for informational purposes only and does not purport to represent what e-centives' results of operations would actually have been had the acquisition occurred on January 1, 2000 or to project e-centives' results of operations or financial position for any future period.

         In July 2001, the FASB issued Statement No. (FAS) 141, Business Combinations, and FAS 142, Goodwill and Other Intangible Assets. FAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. FAS 141 also specifies criteria intangible assets acquired in a purchase method business combination must meet in order to be recognized and reported apart from goodwill, noting that any purchase price allocable to an assembled workforce may not be accounted for separately. FAS 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually in accordance with the provisions of FAS 142. FAS 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with FAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of.

         The Company is required to adopt the provisions of FAS 141 immediately, except with regard to business combinations initiated prior to July 1, 2001, which it accounted for using the purchase method. The Company is required to adopt the provisions of FAS 142 effective January 1, 2002. Furthermore, any goodwill and any intangible asset determined to have an indefinite useful life that are acquired in a purchase business combination completed after June 30, 2001 will not be amortized, but will continue to be evaluated for impairment in accordance with the appropriate pre-FAS 142 accounting literature. Goodwill and intangible assets acquired in business combinations completed before July 1, 2001 will continue to be amortized prior to the adoption of FAS 142.

         FAS 141 will require upon adoption of FAS 142, that the Company evaluate its existing intangible assets and goodwill that were acquired in a prior purchase business combination, and to make any necessary reclassifications in order to conform with the new criteria in FAS 141 for recognition apart from goodwill. Upon adoption of FAS 142, the Company will be required to reassess the useful lives and residual values of all intangible assets acquired in purchase business combinations, and make any necessary amortization period adjustments by the end of the first interim period after adoption. In addition, to the extent an intangible asset is identified as having an indefinite useful life, the Company will be required to test the intangible asset for impairment in accordance with the provisions of FAS 142 within the first interim period. Any impairment loss will be measured as of the date of adoption and recognized as the cumulative effect of a change in accounting principle in the first interim period. In connection with the transitional goodwill impairment evaluation, FAS 142 will require the Company to perform an assessment of whether there is an indication that goodwill is impaired as of the date of adoption. To accomplish this, the Company must identify its reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of the date of adoption. The Company will then have up to six months from the date of adoption to determine the fair value of each reporting unit and compare it to the reporting unit's carrying amount. To the extent a reporting unit's carrying amount exceeds its fair value, an indication exists that the reporting unit's goodwill may be impaired and the Company must perform the second step of the transitional impairment test. In the second step, the Company must compare the implied fair value of the reporting unit's goodwill, determined by allocating the reporting unit's fair value to all of it's assets (recognized and unrecognized) and liabilities in a manner similar to a purchase price allocation in accordance with FAS 141, to its carrying amount, both of which would be measured as of the date of adoption. This second step is required to be completed as soon as possible, but no later than the end of the year of adoption. Any transitional impairment loss will be recognized as the cumulative effect of a change in accounting principle in the Company's statement of operations.

         As of the date of adoption, the Company expects to have unamortized identifiable intangible assets in the amount of approximately USD 1.1 million which will be subject to the transition provisions of FAS 141 and 142. Because of the extensive effort needed to comply with adopting FAS 141 and 142, it is not practicable to reasonably estimate the impact of adopting these Statements on the Company's financial statements at the date of this report, including whether any transitional impairment losses will be required to be recognized as the cumulative effect of a change in accounting principle. The accompanying unaudited pro forma condensed consolidated statements of operations do not reflect the adoption of FAS 141 or FAS 142.

                                E-CENTIVES, INC.
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
              (FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2001)




                                                      e-CENTIVES, INC. COMMERCE DIVISION
                                                     ------------------------------------
                                                                                            PRO FORMA
                                                                          THREE MONTHS      ACQUISITION
                                                       NINE MONTHS ENDED     ENDED          ADJUSTMENTS        PRO FORMA
                                                      SEPTEMBER 30, 2001  DECEMBER 31, 2000    (A) (B)         CONSOLIDATED
                                                     ---------------------------------------------------------------------------
                                                        (UNAUDITED)       (UNAUDITED)      (UNAUDITED)          (UNAUDITED)


Revenue                                                  $ 3,940,954      $ 5,995,952            $  --           $ 9,936,906
Cost of revenue                                            6,392,945        1,427,704          473,312    (C)      8,293,961
                                                     ---------------------------------------------------------------------------
         Gross profit (loss)                              (2,451,991)       4,568,248         (473,312)            1,642,945
                                                     ---------------------------------------------------------------------------


Operating expenses:
  Product development, exclusive of
       Stock-based compensation                            6,003,259        3,133,851               --             9,137,110
  General and administrative, exclusive
       of stock-based compensation                         8,623,949          543,498           155,956   (D)      9,323,403
  Sales and marketing, exclusive of
       stock-based compensation                            8,431,324        2,079,699               --            10,511,023
  Network Partner Fees                                       933,157              --                --               933,157
  Stock-based compensation:                                  566,968          231,000           (231,000) (E)        566,968
                                                     ---------------------------------------------------------------------------
         Loss from operations                            (27,010,648)      (1,419,800)          (398,268)        (28,828,716)

Interest income, net                                         552,623              --                --               552,623

Other income                                                     --               --                --                    --
                                                     ---------------------------------------------------------------------------
          Loss before income taxes                       (26,458,025)      (1,419,800)         (398,268)         (28,276,093)

Income taxes                                                     --               --                --                    --
                                                     ---------------------------------------------------------------------------
             Net loss                                    (26,458,025)      (1,419,800)         (398,268)         (28,276,093)

Preferred stock dividend requirements and
  accretion of convertible redeemable preferred
  stock                                                           --               --                --                   --
                                                     ---------------------------------------------------------------------------

Net loss applicable to common
  stockholders                                          $(26,458,025)     $(1,419,800)        $(398,268)        $(28,276,093)
                                                     ===========================================================================

Basic and diluted net
  loss per common share                                        $(1.59)

Shares used to compute basic and diluted
  loss per common share                                    16,630,920

Pro Forma basic and diluted net
  loss per common share                                                                                                $(1.60)

Shares used to compute Pro Forma basic and diluted
  loss per common share                                                                                           17,697,613

                                E-CENTIVES, INC.
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (FOR THE YEAR ENDED DECEMBER 31, 2000)



                                                  e-CENTIVES, INC. COMMERCE DIVISION
                                                  ------------------------------------
                                                                                           PRO FORMA
                                                     YEAR ENDED         YEAR ENDED         ACQUISITION         PRO FORMA
                                                  DECEMBER 31, 2000  SEPTEMBER 30, 2000  ADJUSTMENTS (A)(B)   CONSOLIDATED
                                                  --------------------------------------------------------    --------------
                                                                                            (UNAUDITED)        (UNAUDITED)



Revenue                                             $ 10,230,035      $ 14,607,975           $     --          $24,838,010
Cost of revenue                                        2,207,855         3,138,215          1,893,249     (C)    7,239,319
                                                  --------------------------------------------------------    --------------
               Gross profit                            8,022,180        11,469,760         (1,893,249)          17,598,691
                                                  --------------------------------------------------------    --------------


Operating expenses:
   Product development, exclusive of
         stock-based compensation                      2,872,572        12,272,527                 --           15,145,099
   General and administrative, exclusive
         of stock-based compensation                   8,764,830           956,010            623,822    (D)    10,344,662
   Sales and marketing, exclusive of
         stock-based compensation                     19,005,844         9,189,591                 --           28,195,435
   Network Partner Fees                                6,353,937                --                 --            6,353,937
   Stock-based compensation                            1,713,649           742,000           (742,000)  (E)      1,713,649
                                                  --------------------------------------------------------    --------------
               Loss from operations                  (30,688,652)      (11,690,368)        (1,775,071)         (44,154,091)


Interest income, net                                     693,312                --                 --              693,312


Other income                                              50,000                --                 --               50,000
                                                  --------------------------------------------------------    --------------
              Loss before income taxes               (29,945,340)      (11,690,368)        (1,775,071)         (43,410,779)

Income taxes                                                 --                --                  --                --
                                                  --------------------------------------------------------    --------------
                       Net loss                      (29,945,340)      (11,690,368)        (1,775,071)         (43,410,779)

Preferred stock dividend requirements and
   accretion of convertible redeemable preferred
   stock                                                (551,773)              --                  --             (551,773)
                                                  --------------------------------------------------------    --------------

Net loss applicable to common
   stockholders                                    $ (30,497,113)    $ (11,690,368)      $ (1,775,071)        $(43,962,552)
                                                  ========================================================    ==============

Basic and diluted net loss
   per common share                                    $    (4.09)

Shares used to compute basic and diluted net
   loss per common share                               7,460,272

Pro Forma basic and diluted net
   loss per common share                                                                                       $    (4.57)

Shares used to compute pro forma basic and
   diluted net loss per common share                                                                          9,629,217

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(A) The Commerce Division acquisition was accounted for as a purchase pursuant to Accounting Principles Board Opinion No. 16. Under such purchase accounting principles, the Commerce Division's assets acquired and liabilities assumed are required to be adjusted to their estimated fair values at the date of acquisition. The purchase price for the Commerce Division is $12,836,831, based upon 2,168,945 shares of the Company's common stock valued at $11,777,371 and $1,059,460 in acquisition costs. As part of the purchase price, the Company also issued a warrant to purchase an additional 1,860,577 shares of the Company's common stock upon the achievement of additional revenue targets at the end of twelve months before the closing.

         The Company engaged an independent third-party appraiser to perform a valuation of the tangible and intangible assets associated with the acquisition. The Company is amortizing the identifiable intangible assets on a straight-line basis over 2-3 years. Based upon a preliminary valuation, the total purchase price of $12,836,831 was allocated as follows:


            Other current assets                                     $ 984,542
            Fixed assets, net                                        5,363,159
            Internally developed software                            5,679,748
            In-place workforce                                       1,457,278
            Acquired customers                                         276,126
            Deferred revenue                                          (924,022)
                                                                   -----------
            Total purchase price                                   $12,836,831
                                                                   ===========



(B) The Commerce Division results do not include an allocation of managerial/administrative costs of Inktomi, Corp. (i.e., finance, human resources and legal); the Company does not expect to incur any incremental costs associated with these activities.

(C) Reflects the amortization of internally developed software over a 3 year period.

(D) Reflects the amortization of intangibles over 2 to 3 year periods.

(E) Reflects the elimination of stock-based compensation expense related to options in Inktomi Corporation held by employees of Commerce Division.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the various fees and expenses payable by us in connection with the sale of the common stock being registered hereby. All amounts shown are estimates except for the Securities and Exchange Commission registration fee:



         SEC registration fee.........................................$    2,429
         Accounting fees and expense..................................$   48,760
         Legal fees and expenses......................................$  200,000
         Printing and engraving expenses............................. $   35,000
         Miscellaneous expenses.......................................$   25,000
                                                                      ----------

         Total .........................................................$311,189



ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS


         Our restated certificate of incorporation and bylaws provide for the indemnification of our directors and officers to the fullest extent authorized by, and subject to the conditions set forth in, the Delaware General Corporation Law, except that we will indemnify a director or officer in connection with a proceeding (or part thereof) initiated by our board of directors. The indemnification provided under our restated certificate of incorporation and bylaws includes the right to have us pay the expenses (including attorneys' fees) in advance of any proceeding for which indemnification may be had in advance of its final disposition, provided that the payment by us of such expenses (including attorneys' fees) incurred by a director or officer in advance of the final disposition of a proceeding may be made only upon delivery to us of an undertaking by or on behalf of such director or officer to repay all amounts so paid in advance if it shall ultimately be determined that such director or officer is not entitled to be indemnified. Pursuant to our bylaws, if a claim for indemnification is not paid by us within 60 days after we have received a written claim, the claimant may at any time thereafter bring an action against us to recover the unpaid amount of the claim, and, if successful in whole or in part, the claimant will be entitled to be paid also the expense of prosecuting such action.

         As permitted by the Delaware General Corporation Law, our restated certificate of incorporation provides that our directors shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law, relating to unlawful payment of dividends or unlawful stock purchase or redemption or (iv) for any transaction from which the director derived an improper personal benefit. As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

         Under our bylaws, we have the power to purchase and maintain insurance on behalf of any person who is or was one of our directors, officers, employees or agents, or is or was serving at our request as a director, officer, employee, partner (limited or general) or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, against any liability asserted against such person or incurred by such person in any such capacity, or arising out of such person's status as such, and related expenses, whether or not we would have the power to indemnify such person against such liability under the provisions of the Delaware General Corporation Law. We maintain director and officer liability insurance on behalf of our directors and officers.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES

         (a)      Exhibits

                  The following Exhibits are filed with this registration statement:

Exhibit
Number        Description
-------       -----------

    5.1(1)       Opinion of Kelley Drye & Warren LLP.

    23.1         Consent of KPMG LLP, independent accountants.

    23.2         Consent of PricewaterhouseCoopers LLP, independent accountants.

    23.3(1)      Consent of Kelley Drye & Warren LLP (included in Exhibit 5.1).

    24.1(1) Power of Attorney (included in the signature page contained in Part II of this registration statement).



(1) Previously filed.

ITEM 17. UNDERTAKINGS

         We hereby undertake to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:


         (a) To include any prospectus required by section 10(a)(3) of the Securities Act;


         (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a) and (b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by us pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         In addition, we hereby undertake:

         (a) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (b) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and when interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

        (c) To remove from registration by means of a post-effective amendment any of the securities being transferred which remain unsold at the termination of the offering.




         We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



         Pursuant to the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we met all of the requirements for filing on Form S-3 and have duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland on January 29, 2002.




                                        By: /S/ KAMRAN AMJADI
                                            ------------------------------------
                                            Kamran Amjadi
                                            Chairman and Chief Executive Officer




         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:



                      NAME                                          TITLE                           DATE
                      ----                                          -----                           ----

/S/ KAMRAN AMJADI                                  Chairman, Chief Executive Officer and    January 29, 2002
--------------------------------------------       Director (Principal Executive Officer)
Kamran Amjadi

/S/ MEHRDAD AKHAVAN                                President, Chief Operating Officer,      January 29, 2002
--------------------------------------------       Secretary and Director
Mehrdad Akhavan


/S/ DAVID SAMUELS                                  Senior Vice President, Chief Financial   January 29, 2002
--------------------------------------------       Officer and Treasurer (Principal
David Samuels                                      Finance and Accounting Officer)


/S/ PETER FRIEDLI                                  Director                                 January 29, 2002
--------------------------------------------
Peter Friedli

                                  EXHIBIT INDEX



Exhibit
Number        Exhibit
-------       -------

    5.1(1)       Opinion of Kelley Drye & Warren LLP.

    23.1         Consent of KPMG LLP, independent accountants.

    23.2         Consent of PricewaterhouseCoopers LLP, independent accountants.

    23.3(1)      Consent of Kelley Drye & Warren LLP (included in Exhibit 5.1).

    24.1(1) Power of Attorney (included in the signature page contained in Part II of this registration statement).




(1) Previously filed.